UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 8, 2015
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On January 8, 2015, Forestar Group Inc. (the “Company”) entered into a Separation Agreement and Release of All Claims (the “Agreement”) with Flavious A. Smith, Jr., former Chief Oil and Gas Officer of the Company. Under the Agreement, the Company agreed to pay Mr. Smith $1 million in January 2015 and approximately $1 million on January 30, 2016 (both such payments subject to applicable tax withholdings and Mr. Smith’s compliance with the terms of the Agreement) and Mr. Smith agreed to release all rights, title and interest in all outstanding and unexercised equity awards previously granted to Mr. Smith by the Company, to release all claims against the Company, its officers, directors and affiliates, and to provide consulting services at the request of the Company (but not to exceed ten hours per week) until June 8, 2015 to facilitate the transition of his duties and responsibilities and the continued operations of the Company. Until January 15, 2015, Mr. Smith may revoke the Agreement, in which case the Agreement would have no effect and the Company would not be obligated to make the payments. If Mr. Smith does not revoke the Agreement on or before January 15, 2015, the Agreement will remain in effect. The foregoing summary is qualified in its entirety by the terms of the Agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and Release of All Claims dated January 8, 2015, between Flavious J. Smith, Jr. and Forestar Group Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: January 14, 2015	By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and Release of All Claims dated January 8, 2015, between Flavious J. Smith, Jr. and Forestar Group Inc.

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